EXHIBIT 99.1


                         JEFFREY PETERSON
                   1343 MAIN STREET, SUITE #301
                       SARASOTA, FL  34236

                        December 21, 2005



World Health Alternatives, Inc.
777 Penn Center Boulevard, Suite 111
Pittsburgh, PA  15235

          Re:  Demand for Inspection of Corporate Records

Ladies/Gentlemen:

     I am the holder of 4,939,000 shares of the common stock of World Health Alternatives, Inc. registered in my name.

     Under Florida Statutes 607.1602(2), I hereby demand that my representatives be allowed to inspect and copy during the corporation's regular business hours on December
28, 2005 certain corporate records.

     I am seeking the inspection of these records for the purpose of determining whether the corporation, through its directors and management, has engaged in improper or illegal activities to the detriment of the corporation and its shareholders, through the diversion of corporate assets, a failure to take advantage of corporate opportunities and corporate waste, among other things.

     The documents to be inspected include the corporation's financial statements, including all work papers related thereto, from January 1, 2004 through the current date. In addition, any and all documents (whether paper or in electronic form) which pertain to or relate to, directly or indirectly, the claims of corporate impropriety described above.

     Please notify me immediately at the address above of the time and place at which the records will be made available for inspection by my representatives.

                              Sincerely,

				/s/ Jeffrey K. Peterson

                              Jeffrey K. Peterson